Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of The Lovesac Company on Form S-8 File Nos. 333-232674 and 333-248755 of our report dated April 14, 2021, with respect to our audits of the consolidated financial statements of The Lovesac Company as of January 31, 2021 and February 2, 2020 and for the fiscal years then ended, which report is included in this Annual Report on Form 10-K of The Lovesac Company for the fiscal year ended January 31, 2021.

/s/ Marcum llp

Marcum llp
Hartford, Connecticut
April 14, 2021